Exhibit 14

                  Code of Ethics for Senior Financial Officers
             (As required by Section 406 of the Sarbanes-Oxley Act)

As [Chief Executive Officer] [Chief Financial Officer] [Controller] of HSBC USA Inc. (the "Company"), I certify that I will adhere to the following principles and responsibilities, as well as the Company's Statement of Policy and Code of
Ethics:

o Act with honesty and integrity, and comply with the Company's policies and procedures relating to any actual or apparent conflict of interest involving personal and professional relationships;

o Provide other officials and constituents of the Company information that is full, fair, accurate, complete, objective, timely and understandable;

o Comply with rules and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject;

o Act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

o Act objectively, without allowing my independent judgement to be subordinated;

o Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

o Share my knowledge and skills with others to improve the Company 's communications to its constituents;

o Promote ethical behavior among employees under my supervision at the Company;

o Promote responsible use of and control over all assets and resources of the Company entrusted to me; and

o Promptly report any violations of the Code of Ethics to the Company 's General Counsel or Secretary.

Failure to comply with the Code of Ethics may lead to termination of employment.


Date:_________________                     _____________________________________
                                           Signature


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